Exhibit 5.1

May 23, 2025

Core Scientific, Inc.

838 Walker Road

Suite 21-2105

Dover, Delaware 19904

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Core Scientific, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 48,000,000 shares of common stock, $0.00001 par value per share (the “Registered Shares”), of the Company which may be issued under the Core Scientific, Inc. Amended and Restated 2024 Stock Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined the Registration Statement, the Company’s certificate of incorporation, the Plan and the resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the Plan and the proposal approved by the stockholders of the Company relating to the approval of the Plan at the Company’s 2025 Annual Meeting of Stockholders. As counsel to the Company, I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I deemed necessary for the purposes of the opinion expressed herewith. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, I am of the opinion that each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the Plan; and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof, or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Plan.

I render this opinion only with respect to the General Corporation Law of the State of Delaware. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Todd M. DuChene

Todd M. DuChene
Executive Vice President, Chief Legal and Administrative Officer, Chief Compliance Officer and Secretary